UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): October 11, 2011
Penson Worldwide, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32878 (Commission File Number)	75-2896356 (I.R.S. Employer Identification No.)

1700 Pacific Avenue, Suite 1400, Dallas, Texas (Address of principal executive offices)	75201 (Zip Code)
Registrant’s telephone number, including area code: 214-765-1100
Not Applicable
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On October 13, 2011, Penson Worldwide, Inc. (the “Company”) issued a news release reporting, among other things, certain amendments to the Master Services Agreement dated as of November 2, 2009 between the Company and Broadridge Financial Solutions, Inc. (“Broadridge”) and the related Schedules (collectively, the “MSA”). A copy of the press release regarding the above matters is attached hereto as Exhibit 99.1.
The Amendment Agreement (the “Amendment Agreement”) between the Company and Broadridge, among other things, amends the MSA to: (1) expand the scope of services subject to the MSA, (2) provide that the MSA Schedule related to the Company’s United Kingdom subsidiary may be terminated without penalty, while the termination penalty for the MSA Schedule related to the Company’s United States subsidiary is increased, and (3) provide for a payment by Broadridge of $7,000,000 in connection with the signing of the Amendment Agreement, expansion of various services subject to the MSA, and to defray certain costs associated with the conversion by the Company to Broadridge’s technology platform. In the event that the Company does not fully outsource the anticipated additional services to Broadridge by July 1, 2013, a portion of the payment (proportionate to the anticipated expanded services outsourcing which are not ultimately outsourced) would be refunded to Broadridge.
On August 4, 2011, the Company issued a news release in which it announced that it anticipated it would outsource certain of its data centers through IBM. That data center outsourcing is not part of the current transaction with Broadridge and the Company continues to work with Broadridge and third party vendors to investigate additional cost savings that may be achieved through streamlining data center functions.
Separately, Penson and Broadridge amended and restated the terms of the Seller Note, dated as of June 25, 2010, to provide for payment of interest by the Company at maturity rather than quarterly.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press release, dated October 13, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENSON WORLWIDE, INC.
Date: October 13, 2011	By:	/s/ Philip A. Pendergraft
		Name:	Philip A. Pendergraft
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release, dated October 13, 2011.

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